SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) OF The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):		March 31, 2011

CHEMUNG FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	0-13888 (Commission file number)	16-123703-8 (I.R.S. Employer Identification No.)

One Chemung Canal Plaza, P.O. Box 1522, Elmira, NY 14901
 (Address of principal executive offices)         (Zip Code)

(607) 737-3711
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(B) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

In the joint proxy statement/prospectus distributed to the shareholders of Chemung Financial Corporation (“Chemung”) and Fort Orange Financial Corp. (“FOFC”) in connection with the planned merger of FOFC with and into CFC (the “Merger”), filed as part of the Registration Statement on Form S-4 as amended, CFC and FOFC disclosed that on January 31, 2011, the amount of FOFC Delinquent Loans (as defined in the Merger Agreement dated as of October 14, 2010, as amended) was $7.86 million, and that “…if the amount of Delinquent Loans remains at or about the current level at the end of the month prior to the Effective Time, then the Cash Consideration and the Stock Consideration would be reduced.”

Specifically, this meant that if FOFC Delinquent Loans remained at their January 31, 2011 levels on March 31, 2011, which is the last day of the month before the planned closing of the Merger on April 8, 2011, the amounts of cash and stock received by FOFC shareholders would have been reduced, as described in the joint proxy statement/prospectus.

At March 31, 2011, the amount of FOFC Delinquent Loans had improved from their levels at February 28, 2011 to $6.25 million. This means that if the Merger closes in April, as planned, the Cash Consideration and Stock Consideration to be received by FOFC shareholders would not be subject to a downward adjustment based on the level of FOFC Delinquent Loans. The Cash Consideration will be $7.50 for each share of FOFC common stock exchanged in the Merger and the Stock Consideration will be based on an exchange ratio of 0.3571 of a share of Chemung common stock, subject only to adjustment based on the closing price of Chemung common stock for the ten (10) trading days immediately prior to the closing of the Merger.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

April 1, 2011	By: Ronald M. Bentley

Ronald M. Bentley
President & Chief Executive Officer